CARDIOVASCULAR SYSTEMS, INC.’S BOARD CHAIR TO RETIRE
After 11 Years of Service—Seven as Chair—Glen D. Nelson, M.D., Will Not Seek Re-election; Director Scott R. Ward Named Chairman

St. Paul, Minn. – Sept. 17, 2014 – Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII) today announced that its chairman of the board, Glen D. Nelson, M.D., 77, plans to retire and will not stand for re-election at the company’s 2014 annual meeting of shareholders on November 12, 2014—when his term ends. In appreciation for his 11 years of service as a CSI board member—seven as chairman, the board named Dr. Nelson chairman emeritus, an honorary title.

Scott R. Ward, a CSI director since 2013, will be named chairman. Ward is a managing director at SightLine Partners, LLC. He has over 30 years of experience in Medical Technology and spent nearly two decades in executive leadership positions at Medtronic, including president of its cardiovascular business. Additionally, Ward is the chairman of Creganna-Tactx Medical and Surmodics, Inc. He also serves on the board of ImpediMed, Ltd. and numerous private medical technology companies.

Said Ward, “On behalf of CSI, our shareholders and the physicians that we serve, we thank Dr. Nelson for his extraordinary leadership and his dedication to improving the quality of care for patients with peripheral and coronary vascular disease. During his tenure, the company evolved from a pre-revenue organization to an annualized run rate in excess of $150 million in revenue with a growing portfolio of vascular devices. The successful growth of CSI reflects Dr. Nelson’s passion for medical technology, sound judgment and steady guidance.”

Dr. Nelson said, “It has been an honor to serve as a CSI board member and chair. I’m very proud of CSI’s continued dedication to developing and commercializing technologies that effectively treat a very sick patient population. I leave the chairmanship with CSI on solid ground for future growth. Scott Ward is an accomplished medical technology executive and business leader. He will be a tremendous asset to CSI as the company continues to build its commercial product line, capabilities and international presence. I look forward to participating in CSI’s future success as chairman emeritus and as a significant shareholder.”

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System for the treatment of PAD in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. To date, over 157,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) Mr. Ward’s role as the company continues to build its commercial product line, capabilities and international presence; and (ii) Dr. Nelson’s participation in CSI’s future success, are forward-looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to obtaining distribution partners and regulatory approvals in international markets; the reluctance of physicians and hospitals to accept new products; the effectiveness of the Stealth 360 and the Diamondback 360 Coronary OAS; actual clinical trial and study results; the impact of competitive products and pricing; the difficulty to successfully manage operating costs; fluctuations in quarterly results; FDA clearances and approvals; approval of products for reimbursement and the level of reimbursement; general economic conditions and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	PadillaCRT Matt Sullivan (612) 455-1709 matt.sullivan@padillacrt.com
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